Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement (No. 333-234358) on Form S-1 of Pony Group Inc. and Subsidiaries of our report dated April 23, 2019, relating to the consolidated financial statements and the financial statement schedule of Pony Group Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the all references to our firm in this Registration Statement, including under the heading “Experts” in the Prospectus.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

April 23, 2020